MGT Capital Announces Major Expansion of Bitcoin Mining

Addition of 1,000 Mining Computers Estimated to Bring Total Capacity to 18 PH/s, With Monthly Revenue to $450,00 and Monthly Cash Flow to over $200,000

DURHAM, N.C., May 22, 2017 /PRNewswire/ -- MGT Capital Investments, Inc. (OTC: MGTI) announced today that it has closed on financing to allow the Company to materially ramp up its Bitcoin mining operations. The financing consists of a $1.35 million 10% convertible note (convertible at $1.05 per MGTI share) issued to a single institutional investor. The note is self-amortizing with a maximum repayment of $90,000 per month. In conjunction with the note, the Company also issued the investor 1.2 million warrants with an exercise price of $1.05 per MGTI share.

The proceeds of the financing, along with Company cash reserves will allow MGT to purchase 1,000 Bitmain Antminer S9 computers and associated power supplies. Following shipment and setup (expected by early July 2017), MGT will be operating a total of 1,400 S9’s with total computing power of over 18 PH/s, generating an estimated 225 Bitcoins per month with a value currently of over $450,000. Factoring in electricity, hosting and other direct operating costs, EBITDA from the Company’s Bitcoin mining operations is projected at $300,000 per month, prior to note amortization.

John McAfee stated, “Today’s announcement is transformational for MGT. Not only does it vastly improve our financial profile, but it positions us as the only public company in the space at a time when Bitcoin has enormous momentum.”

About MGT Capital Investments, Inc.

MGT Capital Investments, Inc. (OTC: MGTI) is in the process of acquiring and developing a diverse portfolio of cyber security technologies. With industry pioneer John McAfee at its helm, MGT is positioned to address various cyber threats through advanced protection technologies for mobile and personal tech devices, as well as corporate networks. The Company’s first product, Sentinel, an enterprise class network intrusion detector, is scheduled to be released by the end of June 2017. The Company also has entered into a joint venture with Nordic IT to develop and market a mobile phone with extensive privacy and anti-hacking features. The Privacy Phone has a tentative release date of February 2018.

Also as part of its corporate efforts in secure technologies, MGT is growing its capacity in mining Bitcoin. Currently at 5.0 PH/s, the Company’s facility in WA state produces about 80 Bitcoins per month, ranking it as one of the largest U.S. based Bitcoin miners. Further, MGT is in active discussions with financial partners to grow Bitcoin output materially.

Lastly, MGT stockholders have voted to change the corporate name of MGT to “John McAfee Global Technologies, Inc.” Following a dispute over ownership and permitted usage of the name McAfee, The Company and Intel have agreed to a mediation process to avoid unnecessary legal costs.

For more information on the Company, please visit: http://ir.stockpr.com/mgtci

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contact

Tiffany Madison

Director of Corporate Communications

MGT Capital Investments, Inc.

tmadison@mgtci.com

469.730.6703